                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        CONCORDE CAREER COLLEGES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                        CONCORDE CAREER COLLEGES, INC.

                              City Center Square
                               1100 Main Street
                             Post Office Box 26610
                          Kansas City, Missouri 64196

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 22, 1997

TO ALL STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of the Stockholders (the "Annual Meeting") of Concorde Career Colleges, Inc., a Delaware corporation (the "Company"), will be held on the 22nd day of May, 1997, at 2:00 p.m., Central Time, at City Center Square, Suite 202, 1100 Main Street, Kansas City, Missouri, for the following purposes:

     (1) To elect the members of the Board of Directors for the ensuing year or until their successors are duly elected and qualified;

     (2) To approve the appointment of independent public accountants for the Company for 1997; and

     (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on April 8 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

                                      BY THE BOARD OF DIRECTORS



                                      Lisa M. Henak
                                      Secretary

Dated:  April 14, 1997

                       IMPORTANT--YOUR PROXY IS ENCLOSED

     You are urged to sign, date and mail your proxy even though you may plan to attend the Annual Meeting. No postage is required if mailed in the United States. If you attend the meeting, you may vote by proxy or you may withdraw your proxy and vote in person. By returning your proxy promptly, a quorum will be assured at the Annual Meeting, which will prevent costly follow-up and delays.

                        CONCORDE CAREER COLLEGES, INC.

                              City Center Square
                               1100 Main Street
                             Post Office Box 26610
                          Kansas City, Missouri 64196

                    ---------------------------------------

                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1997

                    ---------------------------------------

                                  PROXY STATEMENT

     The proposals in the accompanying proxy are solicited by the Board of Directors of Concorde Career Colleges, Inc. (the "Company") for use at its Annual Meeting of Stockholders ("Annual Meeting") to be held on May 22, 1996, at 2:00 p.m., Central Time, at City Center Square, Suite 202, 1100 Main Street, Kansas City, Missouri, and any adjournment or postponement thereof. Shares of the Company's common stock, par value $0.10 per share ("Common Stock") and Class B Voting Convertible Preferred Stock, par value $0.10 per share ("Voting Preferred Stock") represented by duly executed proxies received prior to the meeting will be voted at the meeting. If a holder of Common Stock or Voting Preferred Stock ("Stockholder") specifies a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted in accordance with the recommendations made therein with respect to the proposals described in this Proxy Statement. None of the proposals are related to or conditioned upon the approval of any other proposal. Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised by giving written notice to the Secretary of the Company prior to its use.

     The Company will bear all the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal contact, telephone, facsimile or telegraph by the persons named in the accompanying form of proxy, and the Company may reimburse brokers or other persons holding Common Stock or Voting Preferred Stock in their names or in the names of nominees for their expenses in sending proxy soliciting material to beneficial owners. This Proxy Statement and the accompanying form of proxy are being mailed or given to Stockholders on or about April 14, 1997.

     Only Stockholders of record at the close of business on April 8, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 6,966,576 shares of Common Stock and 55,147 shares of Voting Preferred Stock issued and outstanding and entitled to vote at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote and each outstanding share of Voting Preferred Stock is entitled to twenty (20) votes on each matter brought to a vote. Provided a quorum is present, the affirmative vote of a plurality of the shares of Common Stock and Voting Preferred Stock voting together as a class is required for the election of each nominee for director and the approval of independent accountants. Stockholders do not have any dissenters' rights regarding any of the above matters.


                              Proxy Statement -1-

     Votes that are cast against the proposals are counted both for purposes of determining the presence or absence of a quorum for the transaction of business and for purposes of determining the total number of votes cast on a given proposal. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast on a given proposal, and therefore will have the same effect as a vote against a given proposal. Broker non-votes (i.e., a proxy card returned by a holder on behalf of its beneficial owner that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote) are not counted for purposes of determining the number of shares present or represented with respect to a particular proposal for which there is no authorization to vote and will not be considered as votes cast and thus will not affect the outcome of voting.

          Management does not know of any matter, other than those referred to in the accompanying Notice of Annual Meeting, which is to come before the Annual Meeting. If any other matters are properly presented for action at the Annual Meeting, it is intended that the persons named in the accompanying form of proxy, or their substitutes, will vote in accordance with their judgment of the best interests of the Company on such matters.




          (The remainder of this page was left blank intentionally.)





                              Proxy Statement -2-

                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

     The Company has two classes of voting securities, Common Stock and Voting Preferred Stock (collectively, the "Voting Securities"). The Voting Preferred Stock votes with the Common Stock, as a single class, on all matters brought before a vote of the holders of Common Stock. Each share of Voting Preferred Stock is convertible into twenty (20) shares of Common Stock and has voting rights equal to twenty (20) shares of Common Stock (whether or not converted). The following table sets forth the respective voting rights of the outstanding shares of Voting Securities as of April 8, 1997.


                                     Outstanding       Voting
                                       Shares          Rights
                                     -----------      ---------
     Common Stock                      6,966,576      6,966,576   (86%)
     Voting Preferred Stock               55,147      1,102,940   (14%)
                                                      ---------
           Total Voting Rights                        8,069,516  (100%)

     The following table sets forth with respect to Voting Securities (i) the only persons known to be beneficial owners of more than five percent (5%) of the Voting Securities, (ii) the shares of Voting Securities beneficially owned by all directors and named executive officers of the Company and nominees for director, and (iii) the shares of Voting Securities beneficially owned by directors and executive officers as a group, as of April 8, 1997.

==================================================================================================================================
                                              Common Stock                 Voting Preferred Stock          Total Voting Securities
    Name of                         ----------------------------------------------------------------------------------------------
Beneficial Owner                      Amount/(2)/     % of Class/(3)/     Amount /(2)/    % of Class/(3)/      Voting Rights (%)
----------------------------------------------------------------------------------------------------------------------------------
Robert F. Brozman Trust/(1)/          2,485,324             35.7%              --                 --               30.8%

Cahill, Warnock Strategic/(1)/          500,000/(4)/         7.2           53,309/(4)/          96.7%              19.4
  Partners Fund, L.P.

Nelson Obus/(1)/                        598,790/(5)/         8.6               --                 --                7.4

Jack L. Brozman/(1)/                  3,337,048/(6)/        46.4               --                 --               38.1

David A. Nichols                         62,000/(7)/          *                --                 --                 *

Robert R. Roehrich                      115,000/(8)/         1.6               --                 --                1.4

James R. Seward                          20,000/(9)/          *             1,838/(8)/           3.3                 *
==================================================================================================================================



                              Proxy Statement -3-



=================================================================================================================================
        Name of                           Common Stock                      Voting Preferred Stock        Total Voting Securities
   Beneficial Owner          ----------------------------------------------------------------------------------------------------
                                 Amount/(2)/       % of Class/(3)/      Amount/(2)/      % of Class/(3)/     Voting Rights (%)
---------------------------------------------------------------------------------------------------------------------------------

 Thomas K. Sight                       730/(10)/          *                    *               ---                   *
 David L. Warnock/(1)/             500,000/(4)/          7.2%              53,309/(4)/        96.7%                19.4%
 Vickey S. Cook                      7,000/(11)/          *                   ---              ---                   *
 Patrick J. Debold                  25,500/(12)/          *                   ---              ---                   *
 Gregg Gimlin                       27,500/(13)/          *                   ---              ---                   *
 Asa E. Johnson                     20,000/(14)/          *                   ---              ---                   *
 Michael S. Savely                  52,500/(15)/          *                   ---              ---                   *
 All Directors and               4,167,278/(16)/        52.8               55,147              100                 58.6
 Executive Officers
 as a Group (11 persons)
=================================================================================================================================

 *      Less than one percent (1%).

  (1) Addresses: Robert F. Brozman Trust, 1100 Main Street, Kansas City, Missouri 64105; Cahill, Warnock Strategic Partners Fund, L.P., One South Street, Suite 2150, Baltimore, Maryland 21202; Nelson Obus, One Penn Plaza, Suite 4720, New York, New York 10119-0002; Jack L. Brozman, 1100 Main Street, Kansas City, Missouri 64105; and David L. Warnock, One South Street, Suite 2150, Baltimore, Maryland 21202.

  (2) Unless otherwise indicated by footnote, nature of beneficial ownership of securities is direct, and beneficial ownership as shown in the table arises from sole voting and investment power.

  (3) The percentage of class is calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934 ("Exchange Act").

  (4) Includes 500,000 shares of Common Stock, 50,414 shares of Voting Preferred Stock owned by Cahill, Warnock Strategic Partners Fund, L.P. and 2,895 shares of Voting Preferred Stock owned by Strategic Associates, L.P.

  (5) Includes 70,000 shares held jointly with Eve E. Coulson, the spouse of Mr. Obus, 350,790 shares owned by Wynnefield Partners Small Cap Value, L.P., 149,000 shares owned by Channel Partnership II, L.P., and 29,000 shares owned by Wynnefield Partners Small Cap Off Shore, L.P. Mr. Obus is general partner of these partnerships.

  (6) Includes 2,485,324 shares held by the Robert F. Brozman Trust, of which Jack L. Brozman is trustee, 171,724 shares held directly and 680,000 shares exercisable pursuant to options.

  (7)   Includes 22,000 shares held directly and 40,000 shares held in the Joyce
        A. Nichols Trust of which Mr. Nichols is a beneficiary.

================================================================================

                              Proxy Statement -4-

===============================================================================
     (9)   These Voting Securities have a total of 56,760 voting rights.

     (10)  Held jointly with Fay Sight, Mr. Sight's spouse.

     (11) Includes 7,000 shares exercisable pursuant to options. Ms. Cook was named an executive officer of the Company February 1997.

     (12)  Includes 24,500 shares exercisable pursuant to options.

     (13) Includes 3,000 shares held jointly with Terri Gimlin, Mr. Gimlin's spouse and 24,500 shares exercisable pursuant to options.

     (14)  Includes 20,000 shares exercisable pursuant to options.

     (15)  Includes 52,500 shares exercisable pursuant to options.

     (16) Includes 923,500 shares which are exercisable pursuant to options. For purpose of this table and pursuant to Rule 13d-3(d) of the Exchange Act, shares underlying options are deemed beneficially owned if such options are exercisable within 60 days of April 8, 1997.
===============================================================================



          (The remainder of this page was left blank intentionally.)


                              Proxy Statement -5-

                             ELECTION OF DIRECTORS

     The number of Directors constituting the Board of Directors has been fixed in the Bylaws of the Company at six. The shares of Voting Securities represented by the enclosed proxy will be voted, unless otherwise indicated, for the election of the six nominees for director named below. The directors to be elected at the Annual Meeting will serve for one year or until their successors are duly elected and qualified. In the unanticipated event that any nominee for director should become unavailable, the Board of Directors, at its discretion, may designate a substitute nominee, in which event such shares will be voted for such substitute nominee. Management recommends a vote for the election of the six nominees for director named below.


Name of Nominee              Served              Principal Occupation for
for Director                 Since   Age   Last Five Years and Directorships(1)
---------------------------  ------  ---  --------------------------------------
Jack L. Brozman                1986   47  Chairman of the Board and Treasurer
(2)                                       of the Company and CenCor, Inc.
                                          ("CenCor") since June 1991. President
                                          and Chief Executive Officer of the
                                          Company from June 1991 until April 7,
                                          1997.  Mr. Brozman was Chairman of
                                          the Board, President, and Treasurer
                                          of La Petite Academy, Inc. from
                                          October 1991 until July 1993.  Mr.
                                          Brozman has also been a director of
                                          CenCor since 1979.

David A. Nichols               1988   66  President and sole stockholder of
(1)(2)(3)                                 Midwest Bank Management, Inc., a
                                          private banking management service
                                          firm located in Kansas City,
                                          Missouri, since 1978. Mr. Nichols is
                                          a director of United Oklahoma
                                          BancShares, Inc. Mr. Nichols is also
                                          a private consultant providing
                                          services to other banking entities.

Dr. Robert R. Roehrich         1997   50  President and Chief Executive Officer
                                          of the Company since April 7, 1997.
                                          Vice President Academic Affairs for
                                          DeVry, Inc., a public company which
                                          operates private, degree granting
                                          post-secondary educational
                                          institutions, headquartered in
                                          Oakbrook Terrace, Illinois, from
                                          January 1984 until March 1997.

James R. Seward                1997   44  Executive Vice President and Chief
                                          Financial Officer of Seafield Capital
                                          Corporation, a holding company
                                          located in Kansas City, Missouri,
                                          since 1990. President and Chief
                                          Executive Officer of the SLH
                                          Corporation, a public real estate and
                                          energy company located in Kansas
                                          City, Missouri, since 1997.  Mr.
                                          Seward is a director  of Seafield
                                          Capital Corporation, Lab One, Inc.,
                                          Response Oncology, Inc., and SLH
                                          Corporation.

                              Proxy Statement -6-

 Name of Nominee             Served             Principal Occupation for
  for Director               Since   Age  Last Five Years and Directorships(1)
  ------------               ------  ---  ------------------------------------
Thomas K. Sight               1989   46   President of Bob Sight Lincoln
(1)(2)(4)                                 Mercury, an automobile dealership
                                          located in Overland Park, Kansas for
                                          more than the prior five years.
                                          Since January 1992, Chief Executive
                                          Officer of Bob Sight Ford in Lee's
                                          Summit, Missouri.

David L. Warnock              1997   39   Managing Member of Cahill, Warnock &
                                          Company, LLC and a general partner of
                                          Cahill, Warnock Strategic Partners,
                                          L.P., investment management firms
                                          located in Baltimore, Maryland, from
                                          July 1995 to present. Vice President,
                                          T. Rowe Price Associates from July
                                          1983 to July 1995.  Mr. Warnock is a
                                          director of The Right Start, Inc. and
                                          Children's Comprehensive Services,
                                          Inc.

------------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.
(3) Chairman of Special Committee of the Board.
(4) Member of Special Committee of the Board.

     The Board of Directors of the Company held six meetings and acted by unanimous written consent on six occasions in 1996. The Compensation Committee held one meeting in 1996. The Compensation Committee reviews salaries of certain officers and bonuses of executive officers, administers the Company's stock option plans and generally administers the Company's compensation program. The Audit Committee, which is responsible for oversight of the Company's financial reports, held two meetings last year. The Company's Board of Directors does not have a nominating committee. Last year, each director attended at least 75% of the Board meetings (and at least 75% of the meetings of committees on which he served) during the period for which he was a director (or committee member). The Special Committee consisted of the independent Directors of the Board.

     Certain stockholders of the Company have agreed to vote the Voting Securities held by them in favor of certain directors. See "Certain Transactions".



           (The remainder of this page was left blank intentionally.)

                             Proxy Statement -7-

                               EXECUTIVE OFFICERS

     In addition to Jack L. Brozman and Robert R. Roehrich, the following persons serve as executive officers of the Company.

     Name of
Executive Officer            Age     Principal Occupation for Last Five Years
-----------------            ---     ----------------------------------------

Michael S. Savely             58  Employed by the Company since December 1985,
                                  serving in various capacities.  Since August
                                  1989 was the Vice President-Operations and,
                                  since March 1996, Senior Vice
                                  President-Operations

M. Gregg Gimlin               51  Employed by the Company since July 1993,
                                  serving as Vice President and Chief Financial
                                  Officer.  Consultant to CenCor from January
                                  1993 until employed by CenCor as Special
                                  Projects Coordinator from March through June
                                  1993.  Formerly employed by Simon-RO, a
                                  manufacturing company, from October 1988
                                  through November 1992 as a director (from
                                  March 1990) and Vice President-Finance,
                                  Treasurer and Assistant Secretary (from June
                                  1991).

Patrick J. Debold             45  Employed by the Company since November 1989,
                                  serving as School Director of Education,
                                  National Director of Education, and, since
                                  July 1993, Vice President of Education.

Asa E. Johnson                54  Employed by the Company since January 1989,
                                  serving as School Director, Director of
                                  Admissions, Regional Director, National
                                  Director of Admissions and Marketing,
                                  National Director of Field Operations and,
                                  since March 1996, Vice President-Operations.

Vickey S. Cook                42  Employed by the Company since 1988, serving
                                  as Regional Compliance Administrator,
                                  National Compliance Administrator, Operations
                                  Manager-SCI, Special Projects Coordinator,
                                  National Director Financial Aid and
                                  Compliance, and since May 1996, Vice
                                  President Compliance and Financial Aid.


           (The remainder of this page was left blank intentionally.)

                              Proxy Statement -8-

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary
-------

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Chief Executive Officer of the Company and the other most highly compensated executive officers affiliated with the Company whose salary and bonus exceeded $100,000 (determined as of the end of last year) for the years ended December 31, 1996, 1995, and 1994:

                                                  SUMMARY COMPENSATION TABLE


                                                                        Long Term
                                              Annual Compensation     Compensation

        Name and                                                                        All Other
       Principal                                                          Options     Compensation
        Position                          Year  Salary($)  Bonus ($)        (#)            ($)
      ----------                          ----  ---------  ---------    -----------   ------------
       Jack L. Brozman,                   1996   135,000     36,000     150,000/(2)/         0
       Chairman of the Board,             1995   135,000     51,000     150,000/(2)/         0
       President and Treasurer            1994   125,000        0       300,000/(2)/         0
       of the Company/(1)/

       Samuel Person/(3)/                 1996   149,000        0             0         45,000 /(3)/
       President of                       1995   198,000        0             0              0
       Person/Wolinsky                    1994   198,000      7,500           0              0

       Michael S. Savely,                 1996   104,000     28,000                          0
       Sr. Vice President-Operations      1995    98,000     42,000           0              0
                                          1994    93,000      8,000           0              0

       Asa E. Johnson                     1996    84,000     16,000           0              0
       Vice President                     1995       *
       Operations                         1994       *

       M. Gregg Gimlin                    1996    79,000     23,000           0              0
       Vice President,                    1995    75,000     33,000           0              0
       Chief Financial Officer            1994       *

-----------------------

  *  Salary and bonus did not exceed $100,000.

(1) Mr. Brozman also received compensation as CEO of CenCor in 1996, 1995, and 1994, which compensation is not reflected in the above Summary Compensation Table.

(2) On February 3, 1994, the Company's Compensation Committee granted to Mr. Brozman an option to purchase 750,000 shares of Common Stock under the Company's 1994 Incentive Stock Option Plan. Options for 600,000 shares have vested and options for 150,000 shares have lapsed. See, "Option Grants, Exercises and Holdings" and "Compensation Committee Report on Executive Compensation - Chairman and CEO Compensation - Option Grant."

(3) Mr. Person received compensation for finding buyers of Person/Wolinsky, which was sold in August 1996.

                              Proxy Statement -9-

Option Grants, Exercises and Holdings
-------------------------------------

     The Company did not grant any options or SARs in 1996.

     No options were exercised by any of the named executive officers during 1996. The following table provides information with respect to the named executive officers concerning unexercised options held as of the end of the Company's last fiscal year:

                                   LAST FISCAL YEAR END OPTION VALUES



                                                          Value of Unexercised
                             Number of Unexercised             In-the-Money
                                  Options                       Options
                              at FY-End (#)               at FY-End ($)(1)
Name                     Exercisable/Unexercisable     Exercisable/Unexercisable
----                    --------------------------  -----------------------------

Jack L. Brozman, CEO             600,000/0                     470,000/0

Michael S. Savely              52,500/22,500                 44,000/19,000

M. Gregg Gimlin                24,500/10,500                 20,000/9,000

----------------------

(1) Based on the difference between the mean of the closing bid and asked prices of the Company's Common Stock on December 31, 1996 ($.9375) and the exercise price of the options.


Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors is comprised of David
A. Nichols and Thomas K. Sight. On an annual basis, the Compensation Committee reviews the salaries and bonuses of the executive officers and other employees, administers the 1988 Incentive Stock Option Plan and the 1994 Incentive Stock Option Plan ("Stock Option Plans") and oversees the administration of the Company's compensation program.

     In accordance with Securities and Exchange Commission rules designed to enhance disclosure of companies' policies toward executive compensation, the following report is submitted by the above listed committee members in their capacity as the Board's Compensation Committee. The report addresses the Company's compensation policy as it related to the executive officers for 1996.

     General Compensation Policy. The Compensation Committee of the Board of Directors was, and continues to be, guided by a belief that executive compensation should reflect the profitability and appreciation in the value of the Company (as reflected by the Company's net income or loss and market value of Common Stock, respectively), while at the same time considering surrounding economic pressures, individual performance and retention of key executive officers. The Compensation Committee has not yet adopted a policy with respect to the $1,000,000 limitation on deductibility of executive compensation under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), since current compensation levels fall significantly below that amount.

                              Proxy Statement -10-

     The Compensation Committee believes that the following are the important qualitative considerations in setting executive compensation:

     * Compensation should reflect overall performance of the Company and the executive officer and his or her contribution to the Company's profitability;

     *    Compensation should correlate to measurable performance criteria;

     *    Compensation should attract and retain valued executive officers; and

     * Compensation should reflect the executive officers' abilities to effectively direct the Company during difficult economic conditions.

     Calendar 1996 Compensation. To accomplish this compensation policy in 1996, the Company's executive compensation integrated (i) annual base salary, (ii) bonuses based upon individual agreements utilizing various objective performance goals, and (iii) stock option grants or vesting under the Company's Stock Option Plans. The compensation policies, as implemented, endeavor to enhance the profitability of the Company (and, thus, stockholder value) by tying the financial interests of the management with those of the Company.

     Base Salary. As a general matter, an executive officer's base salary is subjectively positioned so as to reflect the experience and performance of such executive officer and the performance of the Company. The Compensation Committee initially determines the amount of base salary on factors such as prior level of pay, quality of experience, and responsibilities of position. Thereafter, the Compensation Committee grants raises subjectively based on overall Company performance (net income or loss, earnings per share and market value of Common Stock) and the executive officer's individual performance based on performance reviews.

     The amount of raises to the executive officers' base salaries was subjectively determined by the Chairman of the Board, Mr. Brozman, with the approval of the Compensation Committee. The decision to raise the base salary was, in part, based on Mr. Brozman's subjective evaluation of each officer's performance. Such raises in base salaries ranged from approximately 4.7% to 10.0% of their previous year's base salary. Mr. Brozman proposed no increase in his salary for 1996. See, "Chairman and CEO Compensation."

     Bonuses. The Company has certain bonus agreements in place with executive officers which couple objective corporate performance criteria, based on such officer's area of responsibilities, with annual cash compensation. Under such bonus agreements, the named executive officers received a specified percentage of the pre-tax net income of the Company and/or net cash flow from the various Company schools. Based upon the pre-arranged formula contained in each officer's agreement, the Company granted bonuses to certain of its executive officers in 1996.

     The performance criteria in the bonus agreements of the executive officers differ depending on the amount of responsibility for such executive officers. For example, certain senior executive officers' bonuses are based on either a percent of pre-tax income of the Company or operating income from schools.


                             Proxy Statement -11-

     Incentive Stock Option Awards. The Board of Directors and Compensation Committee also award stock options to executive officers, as well as school management personnel, under the Stock Option Plans. The Committee believes that stock options are an effective incentive for executives to create value for stockholders since the value of an option bears a direct relationship to appreciation in the Company's stock price. Obviously, when stockholder value decreases, stock options granted to management either decrease in value or have no value. Conversely, when stock prices increase, the stock options become more valuable.

     The determination of whether to grant stock options to executive officers, whether on an aggregate or individual basis, is in the discretion of the Compensation Committee. In making the determination, the Committee examines (i) the Company's performance, as determined by its operating and net income (loss), earnings per share and the market price of the Common Stock, (ii) the relation of long-term compensation to short term (cash) compensation, (iii) the number and exercise price of options held by each executive officer, (iv) the total stock holdings of the executive officer, (v) the individual performance of the executive (subjectively determined by Mr. Brozman and other executives), and
(vi) the potential contribution of the executive to the Company. The Compensation Committee does not separately weigh such criteria, but rather subjectively and informally views the mix of information with respect to each executive officer.

     With respect to such criteria, especially stock options previously granted, the Compensation Committee decided not to grant additional options during 1996 to executive officers.

     The options previously granted were incentive stock options under the Code which means that the officers will not have to pay taxes, and the Company will not receive a tax deduction upon exercise of the options.

     Chairman and CEO Compensation. Jack L. Brozman, Chairman and CEO of the Company, is subject to the same general compensation package as the other executives.

     For 1996, Mr. Brozman proposed that he not receive an increase in his base annual salary until such time as the Company resolved its financial obligation to CenCor (which it did in February 1997). See "Certain Transactions". The Compensation Committee believes that the continuing success of the Company is a direct result of Mr. Brozman's excellent leadership and commitment level. The Committee specifically recognized the following: (i) the Company's continuing profitability, (ii) the strong cash position that allowed its bank debt to be prepaid in full during 1996, and (iii) substantially improved school operations.

     Option Grant. At the July 1993 annual meeting of the Compensation Committee, the Committee decided to engage (and in September 1993 did engage) an outside compensation consultant to address Mr. Brozman's compensation package. Mr. Brozman abstained from such vote. The Compensation Committee believed that Mr. Brozman should have a reasonable compensation package reflecting both his past contributions over the last two and one-half years and his future performance. Pursuant to the compensation consultant's recommendation, on February 3, 1994, the Committee granted Mr. Brozman an option to purchase 750,000 shares of Common Stock. Part of the option, the right to purchase 300,000 shares, was fully vested and was granted as compensation for Mr. Brozman's


                             Proxy Statement -12-
leadership, in 1991, 1992 and 1993, which the Committee believed was critical in the Company's survival. The option for the remaining 450,000 shares vests ratably over the three years 1994, 1995 and 1996 based on the Company's achievement of a consolidated pre-tax income benchmark for each of those years. In 1994, the option to purchase 150,000 of those 450,000 shares lapsed due to the Company's pre-tax income falling below that benchmark. In both 1995 and 1996, the Company achieved 100% or more of the benchmark, which caused the option to purchase 150,000 shares in each of 1995 and 1996 to immediately vest.

     Summary. The Compensation Committee believes that the executive officers of the Company are dedicated to achieving significant improvements in long-term financial performance and that the compensation policies and programs contribute to achieving this senior management focus. The Compensation Committee believes that the compensation levels during 1996 adequately reflect the Company's compensation goals and policies.

     The Compensation Committee report is submitted by:

                      David A. Nichols    Thomas K. Sight

Compensation of Directors
-------------------------

     Each non-officer director is paid a retainer fee of $2,500 annually, and a director's fee of $250 for meetings of the Board of Directors and Committees which he attends. Officer-directors do not receive fees for attendance at meetings. The Company paid a total of $8,000 in Director fees during 1996. In addition, Mr. Nichols also received approximately $3,300 for his services on the Special Committee of the Board, which assisted in negotiations of the CenCor Repayment.

Employment Contract, Termination of Employment and Change in Control
--------------------------------------------------------------------
Arrangements
------------

     Mr. Samuel Person conducted the business of Person/Wolinsky under an employment agreement since Person/Wolinsky was acquired by CenCor in 1984. The employment agreement was amended from time to time subsequent to 1984 to revise salary and bonus compensation. The employment agreement was last amended May 1, 1995, and provided that Mr. Person receive $16,500 per month in salary for the periods May 1, 1995 through April 30, 1996. Mr. Person agreed to extend this agreement on the same terms through October 1996. Mr. Person also received $45,000 in compensation for finding buyers of Person/Wolinsky which was sold in August 1996.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

     The Compensation Committee consists entirely of non-employee directors of the Company and there are no Compensation Committee interlocks with other companies.



          (The remainder of this page was left blank intentionally.)



                              Proxy Statement -13-

                              CERTAIN TRANSACTIONS

Cahill Transaction
------------------

     On February 25, 1997, the Company entered into agreements, which soon thereafter closed, with Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P., affiliated Baltimore-based venture capital funds ("Cahill-Warnock"), for the issuance by the Company and purchase by Cahill-Warnock of (i) 55,147 shares of the Company's new Class B Voting Convertible Preferred Stock ("Voting Preferred Stock") for $1.5 million and (ii) 5% Debentures due 2003 ("New Debentures") for $3.5 million (collectively, the "Cahill Transaction"). Cahill-Warnock subsequently assigned (with the Company's consent) its rights and obligations to acquire 1,838 shares of Voting Preferred Stock to James Seward, a Director of the Company, and Mr. Seward purchased such shares for their purchase price of approximately $50,000. The New Debentures have nondetachable warrants ("Warrants") for approximately 2,573,529 shares of Common Stock, exercisable beginning August 25, 1998 at an exercise price of $1.36 per share of Common Stock.

     The Voting Preferred Stock has the right to vote as a class with the Common Stock (with each share of Voting Preferred Stock having the equivalent voting power of 20 shares of Common Stock), on all matters presented to holders of Common Stock. Each share of Voting Preferred Stock is convertible into 20 shares of Common Stock at the election of the holder for no additional consideration. The Voting Preferred Stock is entitled to a 12% annual dividend beginning February 25, 2001 and a 15% annual dividend beginning February 25, 2003. The Voting Preferred Stock is mandatorily convertible into Common Stock upon the successful completion by the Company of a common equity offering greater than $20 million at a price greater than $4 per share of Common Stock. Cahill-Warnock also has certain preemptive rights in future issuances of stock by the Company.

     The New Debentures bear an interest rate of 5% per annum, payable quarterly, with principal due in February 2003, when the attached Warrants expire. The Warrants are not exercisable until August 25, 1998, subject to earlier conversion (at the holder's election) in the event of the successful completion by the Company of a common equity offering greater than $20 million at a price greater than $4 per share of Common Stock.

     Cahill-Warnock is also entitled to certain registration rights with respect to the Common Stock underlying the Voting Preferred Stock and Warrants it holds.

     As part of the Cahill Transaction, the Board of Directors of the Company was increased from three to six members, with Cahill-Warnock having the right to nominate two Directors. The sixth Director is Dr. Robert Roehrich, the Company's new President and Chief Executive Officer effective April 7, 1997.

     Pursuant to a Stockholders' Agreement among Cahill-Warnock, Messrs. Brozman and Seward, the Robert F. Brozman Trust (who, together, hold an aggregate of 52.8% of the outstanding Voting Securities of the Company and options to purchase 1,000,000 shares of Common Stock) and the Company, such holders have agreed to certain restrictions on the transfer and voting of voting securities held by them and have agreed to vote such Voting Securities at the Annual Meeting in favor of the six nominees for director.

                             Proxy Statement -14-

     Pursuant to the Fourth Amendment with CenCor, the Company used approximately $4.4 million of the funds from the Cahill Transaction to redeem the 260,385 outstanding shares of its Class A Preferred Stock, the Old Debenture and Unsecured Debt which were held by CenCor (the "CenCor Repayment"). As part of the CenCor Repayment, CenCor waived its right to a payment from the Company equal to 25% of the amount by which the Company's market capitalization exceeds $3.5 million on August 31, 1997. At September 30, 1996, the Company had accrued $457,000 for this purpose. After the CenCor Repayment, the only outstanding obligation of the Company to CenCor is to continue to replace written-off receivables of the Company which had been conveyed to CenCor to discharge interest that had accrued but was unpaid on the Old Debenture until such time as CenCor recovers all discharged interest. At December 31, 1996, the amount remaining to be recovered by CenCor was approximately $382,000.

     Jack L. Brozman, the Chairman of the Board and Treasurer of the Company, is the Chairman of the Board, President, and Treasurer of CenCor.

Mr. Brozman's Relationship with CenCor
--------------------------------------

     To the extent certain officers, directors or beneficial holders of 5% of the Company's voting securities hold positions as officers of CenCor, or own more than 5% of CenCor's voting securities, these individuals have an indirect interest in the various transactions between the Company and CenCor. Jack L. Brozman, who is Chairman of the Board, President and Treasurer and held voting rights for more than 5% of the Company's voting securities (by virtue of his position as executor and trustee of the Estate of Robert F. Brozman (the "Estate") and R. F. Brozman trust, respectively), is also Chairman of the Board, President and Treasurer of CenCor and beneficially owns more than 5% of the voting securities of CenCor.

     The Company and CenCor, the Company's parent prior to 1988, executed a restructuring agreement (the "Restructuring Agreement") effective October 30, 1992. As a result of the Restructuring Agreement, the Company (i) was relieved of certain obligations incurred in its spin-off from CenCor, (ii) issued a variable interest rate Junior Secured Debenture (the "Old Debenture") to CenCor in the principal amount of $5,422,000,( iii) was obligated to make an additional contingent payment based on the market value of the Company's outstanding Common Stock, and (iv) agreed to reimburse CenCor $100,000 for its expenses in connection with the Restructuring Agreement. The Restructuring Agreement has been amended from time to time. These include amendments:

     1. As of December 31, 1993, which provided for the assignment of certain of the Company's receivables to CenCor as payment for all interest accrued on the Old Debenture through December 31, 1993, totaling $559,353.

     2. Effective November 15, 1994, whereby CenCor exchanged $3,000,000 face value of the Debenture for 300,000 shares of Cumulative Preferred Stock (the "Class A Preferred Stock") of the Company with a $.10 par value and a per share liquidation preference of $10.00 and cumulative quarterly dividends. The Class A Preferred Stock had no mandatory redemption date, and was redeemable at liquidation value plus accrued cumulative dividends. In addition, the Company assigned to CenCor certain receivables

                             Proxy Statement -15-
        and discharged approximately $495,000 of interest that accrued on the Old Debenture through December 31, 1994. In return for CenCor's release of assets sold by the Company, prior to the Cahill Transaction, the Company redeemed 39,615 shares of Class A Preferred Stock.

     3. On December 30, 1996, which extended the due date of the Old Debenture and unsecured debt to January 1, 1998, which increased quarterly principal payments approximately $30,000 to $100,000 and which waived the capital expenditures limitation with respect to the North Hollywood, California lease. The amendment also specified the terms and allocation of the CenCor Repayment. In addition, the Company agreed to pay CenCor $1,333 per day for the number of days the refinancing closing date extends beyond December 20, 1996.

     Except as otherwise provided above, to the extent any interest of Jack L. Brozman in the transactions between the Company and CenCor arose solely from his position as an officer of CenCor and his attributed ownership of more than 5% equity ownership in CenCor, a value cannot be assigned to such indirect interest.

     There can be no assurance that other potential conflicts will not arise among the Company and CenCor as a result of their sharing certain personnel, namely Jack L. Brozman (in the positions described above), and Lisa M. Henak who is Secretary and Assistant Treasurer of both companies. The resolution of any such conflicts will be through negotiation among the Company and CenCor, based upon the conflicting needs of the two companies, the financial condition of the Company, if relevant, and overall fairness to each of the parties. Management believes that the terms of the arrangements between the Company and CenCor described have been fair and reasonable to the Company.

Person/Wolinsky
---------------

     Person/Wolinsky Associates, Inc. ("Person/Wolinsky"), a subsidiary of the Company, offered review courses in the Spring and Fall for candidates preparing for the CPA Examination administered by the American Institute of Certified Public Accountants ("AICPA"). The assets of the CPA Review Courses were sold August 2, 1996 to a group of educators and editorial writers associated with Person/Wolinsky. Samuel Person, who started the business in 1967 and created the study materials retired in 1996. Mr. Person also received $45,000 in compensation for finding buyers of Person/Wolinsky which was sold in August 1996.



           (The remainder of this page was left blank intentionally.)

                             Proxy Statement -16-

                                  COMPANY PERFORMANCE

     The following graph shows a comparison of cumulative total returns for the Company, broad market Nasdaq index and an industry index since close of business on December 31, 1991.

                     Comparison of Cumulative Total Return
       (Concorde Career Colleges, Inc., Nasdaq index and industry index)

------------------------------FISCAL YEAR ENDING-------------------------------------
COMPANY                           1991      1992      1993     1994     1995     1996
CONCORDE CAREER COLLEGES           100      2.51      7.47    14.40    33.33    48.32
INDUSTRY INDEX                     100     81.24     73.59    47.26    85.28   147.47
BROAD MARKET                       100    100.98    121.13   127.17   164.96   204.98

     The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, broad based Nasdaq index and industry index is based on the stock prices at the close of business on December 31, 1991, assuming a $100 investment. The above performance graph, prepared by Media General Financial Services, Inc., compares the annual performance of the Company with that of the broad market Nasdaq index and an industry index with investment weighted on market capitalization. The industry index is comprised of all those companies with a four digit Standard Industrial Classification ("SIC") code of 8249 (Vocational Schools).

                             Proxy Statement -17-

                  APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

     For 1996, Price Waterhouse LLP examined the financial statements of the Company and its subsidiaries, including reports to Stockholders, the Securities and Exchange Commission and others.

     The Board of Directors has selected and appointed Price Waterhouse LLP as the independent public accountants for the Company for the year 1997.

     The following resolution will be offered at the Annual Meeting:

     "RESOLVED, the action of the Board of Directors in appointing Price Waterhouse LLP as the independent public accountants of the Company for 1997 is hereby approved."

     It is not anticipated that representatives of Price Waterhouse LLP will attend the Annual Meeting. If, however, representatives are present at the Annual Meeting there will be an opportunity for them to make a statement and be available to respond to questions by Stockholders.

                             STOCKHOLDER PROPOSALS

     In the event any Stockholder intends to present a proposal at the Annual Meeting of Stockholders to be held in 1998, such proposal must be received by the Company, in writing, on or before December 15, 1997, to be considered for inclusion in the Company's next Proxy Statement for such meeting.

                       VOTING PROXIES AND OTHER MATTERS

     Proxies will be voted in accordance with the choices specified on the form of proxy. If no choice is specified, shares will be voted: (i) "FOR" the nominees for director listed on the proxy and in this Proxy Statement; and (ii) "FOR" approval of the appointment of Price Waterhouse LLP as the independent public accountants for the Company for 1997.

     Management of the Company does not intend to present any business to the Annual Meeting except as indicated herein and presently knows of no other business to be presented at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named in the accompanying form of proxy will vote the proxy in accordance with their judgment of the best interests of the Company on such matters.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN TO THE COMPANY THE ACCOMPANYING PROXY. IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                   BY THE BOARD OF DIRECTORS


April 14, 1997                     Lisa M. Henak, Secretary

                             Proxy Statement -18-

                        CONCORDE CAREER COLLEGES, INC.
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 22, 1997
  THIS PROXY AND EACH OF THE PROPOSALS ARE SOLICITED ON BEHALF OF THE BOARD OF
                                   DIRECTORS

          The undersigned hereby appoints Jack L. Brozman and Lisa M. Henak, jointly and individually, as Proxies with full power of substitution and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Concorde Career Colleges, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 22, 1997 or any adjournment or postponement thereof.

1.  Election of Directors.
    [_] FOR ALL NOMINEES LISTED BELOW
         (except as marked to the contrary below)

    [_] WITHHOLD AUTHORITY
         to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name.)

             JACK L. BROZMAN, DAVID A. NICHOLS, ROBERT R. ROEHRICH,

             JAMES R. SEWARD, THOMAS K. SIGHT, and DAVID L. WARNOCK

2. Ratification and approval of the appointment of Price Waterhouse LLP as the independent public accountants for 1997.
            [_] FOR               [_] AGAINST               [_] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
                          (Please see reverse side.)

                (See reverse side for matters to be voted on.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. NONE OF THE PROPOSALS ARE RELATED TO OR CONDITIONED ON THE APPROVAL OF ANY OTHER PROPOSAL. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please date, sign and return this Proxy card by mail, postage prepaid.

                                  Dated:__________________________________, 1997

                                  Signature:____________________________________

                                  Signature if held jointly:____________________

                                    (Please sign exactly as name appears to the left. When stock is registered jointly, all owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                                    If a corporation, please sign in full
                                    corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)

                        CONCORDE CAREER COLLEGES, INC.
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 22, 1997
  THIS PROXY AND EACH OF THE PROPOSALS ARE SOLICITED ON BEHALF OF THE BOARD OF
                                   DIRECTORS

     The undersigned hereby appoints Jack L. Brozman and Lisa M. Henak, jointly and individually, as Proxies with full power of substitution and hereby authorizes them to represent and to vote, as designated below, all the shares of Class B Voting Convertible Preferred Stock of Concorde Career Colleges, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 22, 1997 or any adjournment or postponement thereof.

1.  Election of Directors.
    [_] FOR ALL NOMINEES LISTED BELOW
         (except as marked to the contrary below)

    [_] WITHHOLD AUTHORITY
         to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name.)

             JACK L. BROZMAN, DAVID A. NICHOLS, ROBERT R. ROEHRICH,

             JAMES R. SEWARD, THOMAS K. SIGHT, and DAVID L. WARNOCK

2. Ratification and approval of the appointment of Price Waterhouse LLP as the independent public accountants for 1997.
            [_] FOR               [_] AGAINST               [_] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. NONE OF THE PROPOSALS ARE RELATED TO OR CONDITIONED ON THE APPROVAL OF ANY OTHER PROPOSAL. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND FOR THE PROPOSAL.

Please date, sign and return this Proxy card by mail, postage prepaid.

                                 Dated:___________________________________, 1997

                                 Signature:___________________________________

                                  Signature if held jointly:___________________

                                    (Please sign exactly as name appears to the left. When stock is registered jointly, all owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                                    If a corporation, please sign in full
                                    corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)